Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 1, 2021 (March 23, 2021, as to the effects of the restatement discussed in Note 20 and the stock split discussed in Note 14e) in the Registration Statement (Form S-1) and the related Prospectus of Kaltura, Inc. dated March 23, 2021.

March 23, 2021	/S/ Kost Forer Gabbay & Kasierer

Tel-Aviv, Israel	A member of Ernst & Young Global